EXHIBIT 99.1

SeaWorld Entertainment, Inc. Reports Third Quarter 2015 Results

- Adjusted EBITDA[1] Increases 4%, Net Income Increases 12% -

ORLANDO, Fla., Nov. 5, 2015— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported financial results for the third quarter of 2015.

Third Quarter Overview

•	Third quarter total revenues increased by $1.1 million to $496.9 million.

•	Adjusted EBITDA increased by $8.3 million to $217.5 million.

•	Net income increased by $10.8 million to $98.0 million.

•	Returned $87.6 million to shareholders through dividend declarations and share repurchases thus far in 2015, which includes $15.0 million of share repurchases in the third quarter.

•	Updated full year 2015 Adjusted EBITDA guidance to be in the range of $360 million to $370 million.

“We continue to see early indications that our efforts to improve revenue and profitability are taking hold. In the third quarter, we are reporting growth in total revenues, Adjusted EBITDA and net income,” said Joel Manby, President and Chief Executive Officer of SeaWorld Entertainment, Inc. “However, due to adverse weather impacts over the last 6 weeks, which caused park closures at three of our locations over key Halloween event weekends, along with increased costs from legal matters and associated reputation initiatives, we are updating our full year 2015 Adjusted EBITDA guidance to be in the range of $360 million to $370 million. As a reminder, we ended 2014 with Adjusted EBITDA of $370.1 million, which included a $10.0 million non-cash pro forma adjustment. We have seen signs of improvement in our business fundamentals, as evidenced by our third quarter results, our largest quarter of the year, and will end the year dramatically slowing the rate of decline in reported Adjusted EBITDA versus the prior year.

“Looking ahead, we have developed a comprehensive strategic plan to build on our unique strengths, to overcome our challenges and to execute a disciplined approach to cost management and use of cash. We look forward to sharing additional information during our upcoming webcast on November 9, on how we will execute to achieve our objectives and generate a sustainable increase in shareholder value.”

Financial Summary

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In millions, except per share amounts)
Attendance	8.371	8.405	18.063	18.034
Total Revenues	$496.9	$495.8	$1,103.1	$1,113.3
Adjusted EBITDA	$217.5	$209.1	$313.8	$320.2
Net income	$98.0	$87.2	$60.2	$75.4
Net income per share, diluted	$1.14	$1.00	$0.70	$0.86
Adjusted Net Income	$98.3	$88.6	$73.4	$77.2
Adjusted Net Income per share, diluted	$1.14	$1.01	$0.85	$0.88

[1]	This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per Diluted Share that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definitions of Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per Diluted Share and their reconciliation to their respective most comparable financial measures calculated in accordance with GAAP.

Third Quarter 2015 Results

During the third quarter of 2015, the Company generated revenue of $496.9 million, an increase of $1.1 million, or 0.2%, versus the third quarter of 2014. Adjusted EBITDA was $217.5 million, an increase of $8.3 million, or 4%, compared to $209.1 million in the third quarter of 2014. The Company reported net income of $98.0 million, or $1.14 per diluted share, and Adjusted Net Income of $98.3 million, or $1.14 per diluted share, in the third quarter of 2015. In the prior year quarter, the Company generated net income of $87.2 million, or $1.00 per diluted share and Adjusted Net Income of $88.6 million, or $1.01 per diluted share. Net cash provided by operating activities was $137.8 million in the third quarter of 2015 compared to $136.4 million in the prior year third quarter.

Total revenue per capita increased by 0.6% to $59.36 in the third quarter of 2015 compared to $58.99 in the third quarter of 2014. Admission per capita, defined as admissions revenue divided by total attendance, decreased slightly by 0.2% to $36.39 in the third quarter of 2015 from $36.47 in the prior year third quarter. In-park per capita spending, calculated as food, merchandise and other revenue divided by total attendance, increased by 2.0% to $22.97 in the third quarter of 2015, from $22.53 in the prior year third quarter, due to culinary price increases.

Attendance for the quarter decreased slightly by 0.4% as a result of a decline in California and Texas. The decline at these two locations was largely offset by an increase in attendance at the Company’s other park locations due to an improvement in demand, related to an increase in promotional offerings, and a favorable operating schedule resulting from the later timing of Labor Day in 2015. The decline in California primarily relates to continued SeaWorld brand challenges and is being addressed through the Company’s reputation campaign, which is designed to share facts and correct misinformation. The Company has seen a meaningful reduction in the rate of attendance decline in California. The decline in Texas primarily relates to a decrease in demand for the quarter resulting from a reduction in promotional offerings and passholder visitation along with a lack of significant competitive offerings at this location.

Adjusted EBITDA for the third quarter of 2015 increased by $8.3 million reflecting an increase in revenue of $1.1 million and the positive impact of the Company’s cost savings initiatives announced in December 2014.

Year to Date Results

During the first nine months of 2015, the Company generated revenue of $1,103.1 million, a decrease of $10.1 million, or 1%, compared to the same period in 2014. Adjusted EBITDA was $313.8 million, a decrease of $6.4 million, or 2%, compared to Adjusted EBITDA of $320.2 million in the same period of 2014. In the first nine months of 2015, the Company generated net income of $60.2 million, or $0.70 per diluted share, and Adjusted Net Income of $73.4 million, or $0.85 per diluted share. In the first nine months of 2014, the Company generated net income of $75.4 million, or $0.86 per diluted share, and Adjusted Net Income of $77.2 million, or $0.88 per diluted share. Net cash flow provided by operating activities was $279.9 million in the first nine months of 2015 compared to $269.9 million in the first nine months of 2014.

Total revenue per capita declined by 1.1% to $61.07 in the first nine months of 2015 compared to $61.73 in the first nine months of 2014. Admission per capita decreased by 2.1% to $37.64 in the first nine months of 2015 from $38.44 in the prior year period. The decline in admission per capita primarily relates to an increase in promotional offerings and passholder visitation along with an unfavorable change in the park attendance mix compared to the prior year period. In-park per capita spending increased to $23.43 in the first nine months of 2015 from $23.30 in the same period of 2014.

When compared to the prior year period, attendance for the first nine months of 2015 increased by 0.2% and primarily benefited from an improvement in demand at all but two of the Company’s park locations, due to increased promotional offerings, strong passholder visitation and additional consumer event programs, along with a favorable operating schedule due to the later timing of Labor Day in 2015. The impact of these factors was largely offset by reduced attendance in Texas and California as discussed in the previous section. Additionally, record levels of rainfall in Texas during the second quarter also impacted attendance for that location in the nine month period.

Adjusted EBITDA for the first nine months of 2015 decreased by $6.4 million reflecting a decrease in revenue along with an increase in selling, general and administrative expenses which was partially offset by a decrease in operating expenses for the first nine months of 2015. The increase in selling, general and administrative expenses was largely related to additional third party consulting costs, an increase in marketing costs associated with the Company’s reputation campaign, an increase in labor costs primarily related to new equity grants in 2015 and an increase in legal fees when compared to the prior year period. The decrease in operating expenses was primarily due to cost savings initiatives resulting from the restructuring program announced in December 2014.

Other

On September 16, 2015, the Company’s Board of Directors declared a cash dividend of $0.21 per share, which was paid on October 6, 2015, to all common stockholders of record at the close of business on September 29, 2015.

During the third quarter of 2015, the Company repurchased a total of 835,968 shares of common stock at an average price of $17.92 per share and a total cost of approximately $15.0 million, leaving $220.0 million available for future repurchases under the Company’s previously announced Share Repurchase Program. The Company will evaluate options to utilize remaining cash availability under its credit agreement to opportunistically repurchase shares in the future.

Guidance

The following guidance is based on current management expectations. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” caption below and the Company undertakes no obligation to update its guidance. For the full year of 2015, based on results through the third quarter and its current outlook, which includes weather impacts over the last 6 weeks, along with increased costs from legal matters and associated reputation initiatives, the Company has updated its expectation of Adjusted EBITDA to be in the range of $360 million to $370 million. The Company also updated its 2015 capital expenditures guidance to be in the range of $165 million to $175 million.

Conference Call

The Company will hold a conference call today, Thursday, November 5 at 9 a.m. Eastern Time to discuss its third quarter 2015 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time November 5, 2015 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on November 5, 2015 through 11:59 p.m. Eastern Time on November 12, 2015 by dialing 1-855-859-2056 from anywhere in the U.S. or 1-404-537-3406 from international locations, conference code 46333618.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per Diluted Share. Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per Diluted Share are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of liquidity or performance prepared in accordance with GAAP and are not indicative of net income or loss as determined under GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per Diluted Share, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld®, Shamu® and Busch Gardens®. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of approximately 89,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

SeaWorld Entertainment, Inc. is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld rescue team has helped more than 26,000 animals in need over the last 50 years.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the Company’s theme parks; changes in federal and state regulations governing the treatment of animals and claims and lawsuits by activist groups; incidents or adverse publicity concerning the Company’s theme parks; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldentertainment.com).

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

Investors@SeaWorld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@SeaWorld.com

SOURCE: SeaWorld Entertainment, Inc.

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended				For the Nine Months Ended
	September 30,		Change		September 30,		Change
	2015	2014	$	%	2015	2014	$	%
Net revenues:
Admissions	$304,626	$306,495	$(1,869)	(1%)	$679,917	$693,144	$(13,227)	(2%)
Food, merchandise and other	192,313	189,339	2,974	2%	423,230	420,131	3,099	1%

Total revenues	496,939	495,834	1,105	0%	1,103,147	1,113,275	(10,128)	(1%)
Costs and expenses:
Cost of food, merchandise and other revenues	36,959	38,219	(1,260)	(3%)	83,974	88,630	(4,656)	(5%)
Operating expenses	196,931	200,891	(3,960)	(2%)	541,944	557,993	(16,049)	(3%)
Selling, general and administrative	47,684	49,242	(1,558)	(3%)	172,082	152,882	19,200	13%
Restructuring and other related costs (a)	—	1,196	(1,196)	NM	267	1,196	(929)	(78%)
Secondary offering costs	—	—	—	—	—	747	(747)	NM
Depreciation and amortization	44,505	44,371	134	0%	138,469	128,733	9,736	8%

Total costs and expenses	326,079	333,919	(7,840)	(2%)	936,736	930,181	6,555	1%

Operating income	170,860	161,915	8,945	6%	166,411	183,094	(16,683)	(9%)

Other expense (income), net	41	(56)	97	NM	511	(84)	595	NM
Interest expense	15,019	20,857	(5,838)	(28%)	50,929	61,087	(10,158)	(17%)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs	—	461	(461)	NM	20,348	461	19,887	NM

Income before income taxes	155,800	140,653	15,147	11%	94,623	121,630	(27,007)	(22%)
Provision for income taxes	57,850	53,477	4,373	8%	34,462	46,265	(11,803)	(26%)

Net income	$97,950	$87,176	$10,774	12%	$60,161	$75,365	$(15,204)	(20%)

Earnings per share:
Net income per share, basic	$1.14	$1.01			$0.70	$0.86

Net income per share, diluted	$1.14	$1.00			$0.70	$0.86

Weighted average commons shares outstanding:
Basic	86,006	86,715			86,096	87,329

Diluted(b)	86,100	87,024			86,207	87,648

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended				For the Nine Months Ended
	September 30,		Change		September 30,		Change
	2015	2014	$	%	2015	2014	$	%
Net income	$97,950	$87,176	$10,774	12%	$60,161	$75,365	$(15,204)	(20%)
Provision for income taxes	57,850	53,477	4,373	8%	34,462	46,265	(11,803)	(26%)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	—	461	(461)	NM	20,348	461	19,887	NM
Interest expense	15,019	20,857	(5,838)	(28%)	50,929	61,087	(10,158)	(17%)
Depreciation and amortization	44,505	44,371	134	0%	138,469	128,733	9,736	8%
Secondary offering costs (d)	—	—	—	—	—	747	(747)	NM
Equity-based compensation expense (e)	1,549	570	979	172%	4,800	1,905	2,895	152%
Other unusual items, net of tax of $193 (f)	307	—	307	ND	307	—	307	ND
Other adjusting items (g)	—	1,620	(1,620)	NM	—	3,898	(3,898)	NM
Other non-cash expenses (h)	280	602	(322)	(53%)	4,310	1,695	2,615	154%

Adjusted EBITDA(i)	$217,460	$209,134	$8,326	4%	$313,786	$320,156	$(6,370)	(2%)

Net income	$97,950	$87,176	$10,774	12%	$60,161	$75,365	$(15,204)	(20%)
Secondary offering costs (d)	—	—	—	—	—	747	(747)	NM
Restructuring and other related costs (a)	—	1,196	(1,196)	NM	267	1,196	(929)	(78%)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	—	461	(461)	NM	20,348	461	19,887	NM
Other unusual items (f)	500	—	500	ND	500	—	500	ND
Income taxes of certain non-GAAP adjustments	(193)	(222)	29	NM	(7,850)	(558)	(7,292)	NM

Adjusted Net Income (j)	$98,257	$88,611	$9,646	11%	$73,426	$77,211	$(3,785)	(5%)

Net income per share, diluted	$1.14	$1.00	$0.14		$0.70	$0.86	$(0.16)
Secondary offering costs (d)	—	—	—		—	0.01	(0.01)
Restructuring and other related costs (a)	—	0.01	(0.01)		0.00	0.01	(0.01)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	—	0.00	(0.00)		0.24	0.01	0.23
Other unusual items (f)	0.00	—	0.00		0.00	—	0.00
Income taxes of certain non-GAAP adjustments	(0.00)	(0.00)	0.00		(0.09)	(0.01)	(0.08)

Adjusted Net Income per share, diluted	$1.14	$1.01	$0.13		$0.85	$0.88	$(0.03)

Weighted average shares outstanding, diluted	86,100	87,024			86,207	87,648

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	September 30, 2015	December 31, 2014
Cash and cash equivalents	$119,651	$43,906

Total assets (k)	$2,475,398	$2,422,471

Long-term debt, including current maturities:
Term B-2 Loans	$1,341,900	$1,352,438
Term B-3 Loans	278,600	—
Revolving Credit Facility	—	—
Senior Notes	—	260,000

Total long-term debt, including current maturities	$1,620,500	$1,612,438

Total stockholders’ equity	$540,705	$579,535

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

	For the Three Months Ended				For the Nine Months Ended
	September 30,		Change		September 30,		Change
	2015	2014	#	%	2015	2014	#	%
Attendance (in thousands)	8,371	8,405	(34)	(0.4%)	18,063	18,034	29	0.2%

Total revenue per capita (l)	$59.36	$58.99	$0.37	0.6%	$61.07	$61.73	$(0.66)	(1.1%)

Net cash provided by operating activities	$137,838	$136,430	$1,408	1%	$279,920	$269,939	$9,981	4%

NM-Not Meaningful

ND-Not Determinable

(a)	Reflects restructuring and other related costs for the nine months ended September 30, 2015 relating to severance and other employment expenses for individuals with continuing service obligations through June 2015 which were impacted by the restructuring program announced in December 2014. For the three and nine months ended September 30, 2014, restructuring and other related costs primarily relate to third party consulting costs associated with development of the Company’s cost savings plan. These costs were previously included in selling, general and administrative expenses, but were reclassified in the fourth quarter of 2014 to separately disclose such costs.

(b)	During the three months ended September 30, 2015 and 2014, the Company excluded anti-dilutive shares of common stock of approximately 2,463,000 and 27,000, respectively, from the computation of diluted earnings per share. During the nine months ended September 30, 2015 and 2014, the Company excluded anti-dilutive shares of approximately 1,599,000 and 21,000, respectively, from the calculation of diluted earnings per share.

(c)	Reflects a $14.3 million premium paid for the early redemption in April 2015 of $260.0 million of the Company’s Senior Notes, along with a write-off of approximately $6.0 million in related discounts and debt issuance costs in the nine months ended September 30, 2015. For the three and nine months ended September 30, 2014, reflects the write-off of discounts and debt issuance costs relating to the voluntary prepayment of $31.5 million on the Company’s Senior Secured Credit Facilities.

(d)	Reflects fees and expenses incurred in connection with the secondary offering of the Company’s common stock in April 2014. Pursuant to the Registration Rights Agreement, the Company paid all expenses related to the offering, other than underwriting discounts and commissions. No shares were sold by the Company in the secondary offering and the selling stockholders received all of the net proceeds from the offering.
(e)	Reflects non-cash compensation expense associated with the grants of equity compensation.

(f)	Reflects the impact of certain items during the three and nine months ended September 30, 2015 which the Company is permitted to exclude, net of tax, under the credit agreement governing the Company’s senior secured credit facilities due to the unusual nature of the items.

(g)	Reflects certain non-recurring product and intellectual property development costs and certain restructuring and other related costs incurred in the three and nine months ended September 30, 2014. The restructuring and other related costs primarily represent third party consulting costs associated with the development of the Company’s cost savings plan. The Adjusted EBITDA covenant calculations presented in the table above do not reflect certain other adjusting items incurred in the three and nine months ended September 30, 2015 as described in footnote (i) below.

(h)	Reflects non-cash expenses related to miscellaneous asset write-offs and non-cash losses on derivatives.

(i)	Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. Management presents Adjusted EBITDA because it believes that it provides additional information to investors about the calculation of and compliance with these financial covenants. Management also uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures to evaluate a company’s ability to meet its debt service requirement, to estimate the value of a company and to make informed investment decisions.

For covenant calculation purposes under the Company’s credit agreement, the amount which the Company is able to add back to Adjusted EBITDA for restructuring and other related costs and certain other adjusting items, including product and intellectual property development costs, is limited to $10.0 million for any four consecutive quarters (with certain unused amounts carried over from the prior fiscal year). Due to these limitations, the Adjusted EBITDA covenant calculations presented in the table above do not reflect $0.3 million related to restructuring and other related costs in the nine months ended September 30, 2015, and $1.3 million and $2.5 million of product and intellectual property development costs incurred in the three and nine months ended September 30, 2015, respectively.

(j)	Adjusted Net Income is defined as net income before the after-tax impact of the restructuring and other related costs, the secondary offering costs, the loss on early extinguishment of debt and write-off of discounts and debt issuance costs, and other unusual items, if any, during the periods presented. Adjusted Net Income per Diluted Share is calculated by dividing Adjusted Net Income for the period by the diluted shares outstanding. Management presents Adjusted Net Income and Adjusted Net Income per Diluted Share to eliminate the impact of items, net of tax, that management does not consider indicative of ongoing operating performance due to their inherent unusual nature or because they result from an event of a similar nature.

(k)	Certain prior year amounts have been reclassified to conform to the 2015 presentation. In particular, unamortized debt issuance costs of $20.0 million as of December 31, 2014 were previously included in other assets and were reclassified to long-term debt as a result of the adoption of Accounting Standards Update (“ASU”) 2015-03, Interest-Imputation of Interest (Topic 835): Simplifying the Presentation of Debt Issuance Costs during the second quarter of 2015.

(l)	Calculated as total revenues divided by attendance.